EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE          Contact: John W. Conlon, Chief Financial Officer
---------------------------             (740) 374-3155
January 12, 2001


                           PEOPLES BANCORP AUTHORIZES
                           REPURCHASE OF COMMON STOCK
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    2000 earnings results to be released January 22; Annual Meeting date set

         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (Nasdaq: PEBO) yesterday adopted a resolution authorizing the repurchase of up to 125,000 shares (or approximately 2% of the Company's outstanding common shares) from time to time in open market or privately negotiated transactions. The timing of the purchases and the actual number of common shares purchased will depend on market conditions. This stock repurchase program will be implemented at the Company's discretion and will expire December 31, 2001.
         "We believe Peoples Bancorp shares represent an excellent value," stated Robert E. Evans, President and CEO of Peoples Bancorp. "The new repurchase program reflects our continued commitment to enhance shareholder value and effectively manage our capital levels."
         In addition, the Company intends to continue the previously announced quarterly purchase of 18,150 treasury shares for issuance in connection with Peoples Bancorp's stock option plans. The continuation of the quarterly repurchase program may be amended or eliminated in the future.
         Peoples Bancorp will release its 2000 earnings statement January 22, 2001, at approximately 1:00 pm local time. Peoples Bancorp will hold a conference call to discuss 2000 results of operations January 24, 2001, at 3:00 pm. The conference call is open to the public and management asks that questions be limited to investment analysts, investors, and members of the media. To participate in the call, please dial 1-800-394-0105 approximately 10 minutes before the scheduled start of the conference call. The passcode for the call is 36190 followed by the pound sign. Members of Peoples Bancorp's executive management will participate in the conference call. Brief opening remarks will be followed by a question and answer period. A transcript of the discussion will be placed on Peoples Bancorp's web site at www.peoplesbancorp.com - click on "Investor Relations", then "Conference Call Transcripts".
         In other events, Peoples Bancorp's Board of Directors announced that the 2001 Annual Meeting of Shareholders will be April 12, 2001, at 10:30 A.M., in the Ball Room of the Holiday Inn on Newport Pike (Interstate 77, Exit 1) in Marietta, Ohio. The Proxy, 2000 Annual Report, Proxy Statement and other necessary documents will be mailed on or about March 9, 2001, to Stockholders of record as of February 15, 2001.
         Peoples Bancorp is a diversified financial services company with $1.1 billion in assets. The Company's lead subsidiary is Peoples Bank, which offers complete banking products and services through 39 financial service locations and 26 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bank also makes available other financial services via Peoples Investments, which provides client-tailored solutions for fiduciary needs, investment alternatives, and other asset management needs (securities are offered exclusively through Raymond James Financial Services, member NASD/SIPC, an independent broker/dealer located at Peoples Bank). Peoples Insurance Agency provides a full set of life, property and casualty insurance products and services. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol PEBO. Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection internet banking service at www.peoplesbancorp.com.

                                 END OF RELEASE